Exhibit 99.1

FOCUS Enhancements Logo

FOCUS Enhancements Reaches Fundraising Goal and Obtains $4.2 Million in New Funding
Commitments
- Reiterates Previous Financial Outlook for 30 Percent Annual Revenue Growth in 2005 -
- Funding Commitments Includes up to $1.7 Million in an Equity Private Placement and an Arrangement for a $2.5 Million
Term Loan -

Campbell, Calif. – June 20, 2005 - FOCUS Enhancements, Inc. (NASDAQ SC: FCSE), a worldwide leader in video production and conversion technology, announced it has obtained binding commitments for up to $1.7 million in gross proceeds through an equity private placement of 2.4 million new shares of its common stock with new and existing investors. In addition, the company has signed a term sheet with its bank for a $2.5 million eighteen-month term loan, guaranteed by Carl Berg, a director of the company and a significant shareholder. The $2.5 million term loan is interest only until maturity and will be in addition to its existing $4.0 million accounts receivable based secured line of credit.

Upon funding, FOCUS Enhancements will issue approximately 2.4 million shares of its common stock at $0.70 per share to the investors, along with warrants for approximately 795,000 additional shares of common stock to the investors and placement agent at an exercise price of $0.70 per share. The $2.5 million term loan is subject to final documentation and approval by the bank. In connection with Mr. Berg’s extension of his personal guarantee, the company has agreed to issue to Mr. Berg a warrant to purchase 100,000 shares of common stock.

FOCUS Enhancements plans to use the proceeds for general corporate purposes, including the expansion of the market for its FireStoreTM products and development of its Ultra Wideband (UWB) technology enabling the tape-out of the second chip (digital baseband plus Media Access Controller - MAC) in its chipset, currently anticipated in September 2005.

Brett Moyer, president and chief executive officer of FOCUS Enhancements, said, “These funding commitments complete our near term financing goals and provide added financial resources as we continue our solid progress on our strategic UWB initiative.  Earlier this month we announced the tape-out of the industry’s first high performance, 880 megabit per second (Mbps) wireless UWB chip, the first of a two-part chipset solution, and  the tape-out of the second chip is expected in September 2005.  This financing allows FOCUS Enhancements to invest further resources in providing a new generation of wireless-enabled, video-based consumer electronics into the home, as well as further strengthening our Systems Business.”

Moyer added, “We are reiterating our previously stated financial outlook - we currently expect full-year 2005 revenue to be in the range of $25 million to $27 million, an increase of approximately 30 percent compared to the full-year 2004.”

The shares issued in connection with the private placement, were priced at $0.70, which equates to an approximate 2% discount to the average of the five-day price of the company’s common stock on June 16, 2005. The securities sold in the private placement were not registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act. FOCUS Enhancements has agreed to file a registration statement covering public re-sales of the shares issued and the shares issuable in the future upon the exercise of the warrants.

About FOCUS Enhancements, Inc.

FOCUS Enhancements Inc. (Nasdaq SC: FCSE - News) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, Internet, set-top boxes,

Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements’ complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company’s SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements regarding management’s expectations of demand for FOCUS Enhancements’ products, which impacts revenue and the gross margin percentage, management’s plans to complete its Ultra Wideband (UWB) semiconductor chip designs, move UWB technology to silicon, and the performance of its UWB technology in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs in research and development, the company’s ability to maintain adequate funding to develop and implement UWB technology, the ability of the company to migrate its UWB technology to silicon in a timely manner, if at all, the performance and acceptance of its UWB technology if and when successfully moved to silicon, and the risk factors specified in the company’s Form 10-K/A for the year ended December 31, 2004, Form 10-Q for the three months ended March 31, 2005 and other filings with the SEC. These statements are based on information as of June 20, 2005 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOCUS Enhancements Investors:

Kirsten Chapman / David Barnard, CFA

Lippert/Heilshorn & Assoc.

(415) 433-3777

david@lhai-sf.com